UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2009

OPTELECOM-NKF, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-8828	52-1010850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12920 Cloverleaf Center Drive, Germantown, Maryland	20874
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code:  (301) 444-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On December 14, 2009, Optelecom-NKF, Inc. (the “Company”) and its subsidiaries entered into a Third Amendment (the “Amendment”) to the Amended and Restated Financing and Security Agreement (the “Financing Agreement”) with Manufacturers and Traders Trust Company, a New York State banking corporation (“M&T”).  Pursuant to the Amendment, M&T agreed to extend the term of the revolving credit facilities available to the Company and its Dutch holding company until February 28, 2010 and also agreed to extend the period under the Financing Agreement for the Company to extend or refinance certain subordinated debt of the Company to February 28, 2010.  In consideration for this extension, the Company agreed to a reduction in its revolving credit facilities with M&T to $500,000 and also agreed to restrict $1.9 million of cash as collateral for the term loan and revolving credit facilities.  The cash collateral is restricted pursuant to a deposit account security agreement between M&T and the Company’s Dutch holding company and its U.K. operating entity.

This summary of the terms of the Amendment is qualified in its entirety by the text of the Amendment, a copy of which is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Section 5 — Corporate Governance and Management

Item 5.02.                Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Board Committee Appointments

On December 11, 2009, the Board of Directors of the Company appointed John J. Marcello to serve as a member of the Audit Committee of the Board of Directors of the Company and appointed Sandra K. Bushue to serve as a member of the Compensation Committee of the Board of Directors of the Company.  The Board of Directors elected Mr. Marcello and Ms. Bushue as directors of the Company on August 3, 2009.

Amendment of Restricted Stock Grants

On December 11, 2009, the Compensation Committee of the Board of Directors of the Company approved amendments to two restricted stock grants for shares of common stock of the Company previously awarded to Edmund Ludwig, the Chairman of the Board of the Company.  These restricted stock grants (the “Grants”) were made in June 2008 for 2,467 shares and March 2009 for 14,839 shares, respectively, and were each subject to a two year vesting period.  Due to Mr. Ludwig’s pending retirement as an employee of the Company and in consideration of his years of service to the Company, the Compensation Committee approved amendments to the Grants to provide that the shares of common stock underlying the Grants will be fully vested effective upon Mr. Ludwig’s retirement on December 31, 2009.

Adoption of 2010 Incentive Plan

On December 11, 2009, the Compensation Committee also approved the 2010 Incentive Plan (the “Plan”) for the Company.  Under the Plan, employees of the Company, including executive officers, are eligible for both cash and equity awards, based primarily on Company performance.

The Plan includes a Management Cash Incentive Plan and a Management Stock Award Plan pursuant to which the Company’s executive officers are eligible to receive cash and equity awards (the “Management Plan”).  The Company’s Chief Executive Officer, Chief Financial Officer and other named executive officers will be eligible for a target cash payment under the Management Plan, based on 2010 base salary, if the Company’s consolidated income from operations for 2010, as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), meets the target established by the Compensation Committee of $3.87 million.  The target cash payments under the Management Plan are 55% of 2010 base salary for the Chief Executive Officer and 40% of 2010 base salary for the Chief Financial Officer and other named executive officers.  A proportionate amount of the target cash payment will be made if the Company’s consolidated income from operations for 2010 is within 80% of the target established by the Compensation Committee, but no payments will be made under the Management Plan if consolidated income from operations for 2010 is below 80% of the target or $3.10 million.

Also, under the Management Plan, if the Company’s consolidated income from operations for 2010, as determined in accordance with GAAP, meets the target determined by the Compensation Committee of $3.87 million, each named executive officer is eligible to receive a target equity award value consisting of a combination of options to purchase common stock and restricted stock awards.   The target equity award values are $46,000 for the Chief Executive Officer, $35,000 for the Chief Operating Officer and Chief Financial Officer, and $20,000 for the other executive officers.  A proportionate amount of the target equity awards will be made if the Company’s consolidated income from operations for 2010 is within 80% of the target established by the Compensation Committee, but no awards will be made if consolidated income from operations for 2010 is below 80%, or $3.10 million, of the target.  Equity and cash awards under the Management Plan will be made in the first quarter of 2011.

Section 9 — Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1

Third Amendment to Amended and Restated Financing and Security Agreement dated December 14, 2009 by and among Optelecom-NKF, Inc., the subsidiaries of Optelecom-NKF, Inc. and Manufacturers and Traders Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTELECOM-NKF, INC.

	By:	/s/ David Patterson
David Patterson
Chief Executive Officer

Date: December 15, 2009

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

OPTELECOM-NKF, INC.

EXHIBIT INDEX TO FORM 8-K

Exhibit No.	Item

Exhibit 10.1

Third Amendment to Amended and Restated Financing and Security Agreement dated December 14, 2009 by and among Optelecom-NKF, Inc., the subsidiaries of Optelecom-NKF, Inc. and Manufacturers and Traders Trust Company.